Exhibit 10.13

CVENT, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(As adopted July 5, 2013)

(Effective Upon the Closing of the Cvent, Inc. Initial Public Offering)

Cvent, Inc. (the “Company”) believes that the granting of shares of the Company’s Common Stock (the “Shares”) and cash compensation to its Directors represents a powerful tool to attract, retain and reward Directors who are not Employees of the Company (“Non-Employee Directors”) and to align the interests of our Non-Employee Directors with those of our stockholders. This Non-Employee Director Compensation Policy (the “Policy”) is intended to establish the Company’s policy regarding grants of Shares and cash compensation to its Non-Employee Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2013 Equity Incentive Plan (the “Plan”). Non-Employee Directors shall be solely responsible for any tax obligations they incur as a result of the Awards received under this Policy.

I.	Equity Compensation

Non-Employee Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Non-Employee Directors pursuant to Sections I.(b) and (c) of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)    No Discretion. No person will have any discretion to select which Non-Employee Directors will be granted Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Section I.(e) below and Section 17 of the Plan).

(b)    Initial Award. Each person who first becomes a Non-Employee Director following the effective date of this Policy will be automatically granted an Award of Restricted Stock with a target value of $100,000 (the “Initial Award”) on or about the date on which such person first becomes a Non-Employee Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that a Director who is an Employee of the Company (an “Inside Director”) who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.

(c)    Annual Award. Each Non-Employee Director may be granted an Award of Equity (an “Annual Award”) on each date of the annual meeting of the stockholders of the Company which occurs following the effective date of this Policy.

(d)    Terms. The terms of each equity Award granted pursuant to this Policy will be as follows:

(i)    The Shares subject to both the Initial Award and the Annual Award will vest and become exercisable on the one year anniversary of the vesting commencement date.

(ii)    Any Shares subject to both the Initial Award and the Annual Award which remain unvested as of a Change in Control shall become fully vested effective as of immediately prior to the closing and/or occurrence of any such Change in Control.

(iii)    Notwithstanding anything to the contrary in this Policy, the Initial Award and Annual Award shall be subject to the terms and conditions of the Plan and an applicable award agreement.

(e)    Revisions. The Board in its discretion may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the types of Awards, the number of Shares, the exercise prices, and vesting schedules, for Awards granted on or after the date the Board determines to make any such change or revision.

(f)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Compensation Committee of the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Policy, shall adjust the number of Shares issuable pursuant to Initial Awards and Annual Awards to be granted under Sections I.(b) and (c) of the Policy.

II.	Cash Compensation

(a)    Annual Retainer Fee. The Company will pay each Non-Employee Director an annual fee of $35,000 for serving on the Board (the “Annual Fee”). Each Annual Fee will be paid ratably on a fiscal quarterly basis at the beginning of each quarter to each Non-Employee Director who will be serving in the relevant capacity for such fiscal quarter. For purposes of clarification, no ratable payment of an annual retainer will be paid to a Non-Employee Director who is not continuing as a Non-Employee Director following the start of the applicable Company fiscal quarter.

(b)    Annual Audit Committee Chairperson Retainer Fee. The Company will pay each Non-Employee Director who serves as chairperson of the Audit Committee an annual fee of $25,000 for serving as the chairperson (the “Audit Chairperson Fee”). The Audit Chairperson Fee will be paid ratably on a fiscal quarterly basis at the beginning of each quarter to each Non-Employee Director who will be serving in the relevant capacity for such fiscal quarter. For purposes of clarification, no ratable payment of an annual retainer will be paid to a Non-Employee Director who is not continuing as a Non-Employee Director, following the start of the applicable Company fiscal quarter.

(c)    Committee Member Fee. The Company will pay each Non-Employee Director who serves as a member of any Board Committee an annual fee of $5,000 (the “Committee Member Fee”). The Committee Member Fee will be paid ratably on a fiscal quarterly basis at the beginning of each quarter to each Non-Employee Director who will be serving in the relevant capacity for such fiscal quarter. For purposes of clarification, no ratable payment of an annual retainer will be paid to a Non-Employee Director who is not continuing as a Non-Employee Director, following the start of the applicable Company fiscal quarter.

(d)    Travel Expenses. Each Non-Employee Director’s reasonable, customary and documented travel expenses to Board and committee meetings will be reimbursed by the Company.

(e)    Revisions. The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.

(f)    Section 409A. In no event shall cash compensation payable pursuant to this Policy be paid later than March 15 following the calendar year in which the applicable quarter ends (or if the individual did not serve as a Non-Employee Director for the full quarter as a result of termination of service, then March 15 following the calendar year in which the Non-Employee Director’s service terminated with the Company), in compliance with the “short-term deferral” exception to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended. The Policy is intended to comply with the requirements of Section 409A so that none of the compensation to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.

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